Exhibit 99.4

For immediate release

Young Broadcasting Announces Closing of Amended Credit Facility and
Purchase of 100% of its 8-1/2% Senior Notes due 2008

New York, NY, May 3, 2005 — YOUNG BROADCASTING INC. (“YBI” or the “Company”) (NASDAQ: YBTVA) today announced that it had completed an amendment and restatement of its senior credit facility.  The amended credit facility provides for a $300 million term loan that matures in 2012 and a $20 million revolving credit facility that matures in 2010. The full amount of the term loan was borrowed at the closing.

YBI also today announced that it had accepted for payment, and had purchased, all of its $246,890,000 outstanding principal amount of 8½% Senior Notes due 2008 (“the “Notes”) pursuant to the cash tender offer and consent solicitation commenced on April 11, 2005 (the “Offer”).  The purchase of the Notes was financed by borrowings under the term loan portion of the amended credit facility.  The terms of the Offer are more fully described in the Offer to Purchase and Consent Solicitation Statement (the “Statement”) and related Letter of Transmittal and Consent, each dated April 11, 2005.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any Notes. The Offer is being made solely pursuant to the Statement and related Letter of Transmittal and Consent.

YBI owns ten television stations and the national television sales representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:  Vincent Young, CEO, James Morgan, CFO, 212-754-7070